For Further Information:

    Media:    George Sard/       (Sard Verbinnen & Co)             212-687-8080
              Judy Brennan
    Investor  Frank E. Emery     (Watkins-Johnson)                 650-813-2752
    Contact:

For Immediate Release

            WATKINS-JOHNSON COMPANY TO SELL TELECOMMUNICATIONS GROUP
                       BUSINESS TO MARCONI NORTH AMERICA

            --------------------------------------------------------

       Underscores Management's Commitment to Maximizing Shareowner Value
                             Through Sale of Company

PALO ALTO, Calif. August 18, 1999 -- Watkins-Johnson (NYSE: WJ), a high technology company specializing in wireless communications components and subassemblies, announced today that it has signed a definitive agreement to sell its Telecommunications Group business to Marconi North America, a subsidiary of The General Electric Company p.l.c. (London: GEC) of the UK.

The  Telecommunications  Group designs,  manufactures and services processes and
related   equipment  with  applications  in  government   intelligence,   signal
surveillance and military communications.

The value of the transaction is based upon a June 25, 1999 balance sheet and will be adjusted to the balance sheet at the date of closing. The pre-adjustment purchase price is $57.9 million.

The sale is subject to the approval of Watkins-Johnson Company shareowners. WJ has agreed that its Board will recommend shareowner approval of the sale at a special meeting to be held as promptly as possible.

The sale is also subject to customary approvals such as Hart-Scott-Rodino and third party consents. Since Marconi North America is under foreign ownership and WJ's Telecommunications Group has several U.S. Government contracts, including some which are classified, the sale is additionally subject to clearance under the Exon-Florio Amendment and the

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Watkins-Johnson Company, page 2

National Industrial Security Program. Should the sale not be completed by January 14, 2000 either party may terminate the definitive agreement.

"This is another strategic transaction underscoring our commitment to maximize value for WJ shareowners by pursuing the sale of Watkins-Johnson," said W. Keith Kennedy, president and chief executive officer of Watkins-Johnson Company. "We believe these assets will benefit from becoming part of Marconi's business, a leader in signal locating equipment design and manufacturing."

On March 1, 1999, the company announced the conclusion of its Board of Directors that the best course of action for shareowners was to pursue the sale of the company. CIBC World Markets Corp. is acting as financial advisor to Watkins-Johnson in connection with its sale process, including with respect to the sale of the Telecommunications Group. The company cautioned that there can be no assurance that the sale process will be successfully completed.

As announced on July 7, the company sold its atmospheric pressure chemical vapor disposition products (APCVD) to the Silicon Valley Group for a total value exceeding $70 million. Previously, on March 31, Watkins-Johnson announced that it sold the Semiconductor Equipment Group's high-density plasma chemical vapor deposition intellectual property assets and associated hardware to Applied Materials, which resulted in a pre-tax gain of $9 million.

Marconi North America, headquartered in Rockville, MD, is a leading defense electronics, aerospace and information technology company, and a major element of GEC's Marconi Electronic Systems group. With annual sales in excess of $2.3 billion, Marconi North America employs 17,000 people in the US, Canada and the UK.

Watkins-Johnson Company, which now comprises only its wireless communications segment, designs and manufactures components, subassemblies and equipment for fixed and mobile networks worldwide. For more information, visit http://www.wj.com.

                                      # # #

This news release, other than the historical financial information, consists of forward-looking statements that involve risks and uncertainties in consummating the sale of the Telecommunications Group, of the company, or its other business components, and the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended Dec. 31, 1998. Actual results may vary materially.